UNITED  STATES  SECURITIES  AND  EXCHANGE  COMMISSION
                         WASHINGTON,  DC  20549

                            SCHEDULE  13G
                          (RULE  13D  -  102)
              UNDER  THE  SECURITIES  EXCHANGE  ACT  OF  1934

                      HouseHold  Direct.com,  Inc.
                           (NAME  OF  ISSUER)

                             COMMON  STOCK
                    (TITLE  OF  CLASS  OF  SECURITIES)

                              441810 10 8
                            (CUSIP  NUMBER)

                                 07/27/01
       (DATE  OF  EVENT  WHICH  REQUIRES  FILING  OF  THIS  STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

     /   /    RULE  13D-1(B)
     / X /    RULE  13D-1(C)
     /   /    RULE  13D-1(D)

1.     NAMES  OF  REPORTING  PERSONS:  DUTCHESS  ADVISORS  LTD.
                                       DUTCHESS  PRIVATE EQUITIES FUND LP

2.        CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP:
          (A)
          (B)  /X/

3.        SEC  USE  ONLY

4.        CITIZENSHIP  OR  PLACE  OF  ORGANIZATION:  UNITED  STATES


5.        SOLE  VOTING  POWER:   3,700,000

6.        SHARED  VOTING  POWER:  0

7.        SOLE  DISPOSITIVE  POWER:  3,700,000

8.        SHARED  DISPOSITIVE  POWER:  0

9.        AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH
          REPORTING  PERSON:  3,700,000

10.       CHECK  IF  THE  AGGREGATE  AMOUNT  IN  ITEM  9
          EXCLUDES  CERTAIN  SHARES:  NOT  APPLICABLE

11.       PERCENTAGE  OF  CLASS  REPRESENTED  BY  AMOUNT  IN
          ITEM  (9):  8.00%

12.       TYPE  OF  REPORTING  PERSON  CO

                             SCHEDULE  13G              PART  2,  PAGE  1



ITEM  1.
(A)   NAME  OF  ISSUER:  HouseHold  Direct.com,  Inc.

(B)     ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

          3  Glen  Road,  Sandy  Hook,  Connecticut  06482

ITEM  2.
(A)   NAME  OF  PERSON  FILING:  DUTCHESS  ADVISORS, LTD
                                 DUTCHESS PRIVATE EQUITIES FUND, LP

(B)     ADDRESS  OF  PRINCIPAL  BUSINESS  OR,  IF  NONE,  RESIDENCE:
        100  MILL  PLAIN  RD,  DANBURY  CT 06811



(C)   CITIZENSHIP:   USA

(D)   TITLE  OF  CLASS  OF  SECURITIES:  COMMON
(E)   CUSIP  NUMBER: 441810 10 8

ITEM  3.  IF  STATEMENT  IS  FILED  PURSUANT  TO  RULE  13D-1(B)
         OR  13D-2(B)  OR  (C):   13G

ITEM  4.   OWNERSHIP  3,700,000


(A)   AMOUNT  BENEFICIALLY  OWNED:  3,700,000
(B)   PERCENT  OF  CLASS:

(C)   NUMBER  OF  SHARES  AS  TO  WHICH  SUCH  PERSON  HAS:  3,700,000
      (I)   SOLE  POWER  TO  VOTE  OR  TO  DIRECT  THE  VOTE:  3,700,000
      (II)  SHARED  POWER  TO  VOTE  OR  TO  DIRECT  THE  VOTE:  3,700,000
      (III)  SOLE  POWER  TO  DISPOSE  OR  TO  DIRECT  THE
            DISPOSITION  OF:  3,700,000
      (IV)  SHARED  POWER  TO  DISPOSE  OR  TO  DIRECT  THE
            DISPOSITION  OF:   3,700,000

ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS:
              NOT  APPLICABLE


ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON  BEHALF  OF
          ANOTHER  PERSON:   NOT  APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
          THE  PARENT  HOLDING  COMPANY:  NOT  APPLICABLE

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP:
          THE GENERAL PARTNER OF DUTCHESS PRIVATE EQUITIES FUND LP IS DUTCHESS CAPITAL MANAGEMENT, LLC. THE PRINCIPALS AND MANAGING MEMBERS OF DUTCHESS CAPITAL MANAGEMENT, LLC THAT HAVE DECISION-MAKING AUTHORITY ARE MICHAEL A NOVIELLI AND DOUGLAS H LEIGHTON. THE DIRECTORS AND PRINCIPALS OF DUTCHESS ADVISORS THAT
          HAVE DECISION MAKING AUTHORITY ARE MICHAEL NOVIELLI, ITS PRESIDENT AND DOUGLAS LEIGHTON, ITS SECRETARY.


ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP:  NOT  APPLICABLE

ITEM  10.  CERTIFICATION:

        BY  SIGNING  BELOW  I  CERTIFY  THAT,  TO  THE  BEST
        OF  MY  KNOWLEDGE  AND  BELIEF,  THE  SECURITIES  REFERRED  TO
        ABOVE  WERE  NOT  ACQUIRED  AND  ARE  NOT  HELD  FOR  THE
        PURPOSE  OF  OR  WITH  THE  EFFECT  OF  CHANGING  OR  INFLUENCING
        THE  CONTROL  OF  THE  ISSUER  OF  THE  SECURITIES  AND  WERE  NOT
        ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.


     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                      /S/  DOUGLAS  LEUGHTON
                                      ----------------------

January 15, 2002